Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

DATED AS OF AUGUST 9, 2017

AMONG

INVITATION HOMES INC.

AND

THE OTHER PARTIES HERETO

i

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement, which is entered into as of August 9, 2017, by and among Invitation Homes Inc. (the “Company”), each of the other parties from time to time party hereto (collectively, the “Stockholders”) and, solely for the purposes of Section 4.1, Blackstone Real Estate Advisors L.P. (the “Advisor”), effective upon, and only upon, the effective time of the Mergers, amends and restates the existing Stockholders Agreement in its entirety (the “Existing Stockholders Agreement”), dated as of January 31, 2017, between the Company and the Stockholders.

RECITALS:

WHEREAS, this Agreement is being made pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 9, 2017 (the “Merger Agreement”), by and among the Company, Invitation Homes Operating Partnership LP (the “Operating Partnership”), IH Merger Sub, LLC (“Merger Sub”), Starwood Waypoint Homes (“Starwood Waypoint”) and Starwood Waypoint Homes Partnership, L.P. (“Starwood Waypoint LP”), which provides for a business combination transaction in which (a) Starwood Waypoint will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “REIT Merger”), and (b) following the REIT Merger, Starwood Waypoint LP will merge with and into the Operating Partnership, with the Operating Partnership being the surviving entity (the “Partnership Merger” and together with the REIT Merger, the “Mergers”), upon the terms and subject to the conditions set forth in this Merger Agreement; and

WHEREAS, in connection with the consummation of the Mergers, the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Advisor” has the meaning set forth in the Preamble.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided, however, that notwithstanding the foregoing, (i) neither the Company nor any of its Subsidiaries, shall be deemed an Affiliate of any of the Stockholders, and (ii) an Affiliate of a Stockholder shall not include (x) any portfolio company of such Stockholder that is not a Subsidiary of such Stockholder or any limited partners of such Stockholder, in each case of this clause (x), to the extent such Person has neither received Confidential Information nor is acting on behalf of or at the direction of any Stockholder or any Affiliate or Representative of such Stockholder or (y) The Blackstone Group L.P. or any of its Affiliates (other than the Advisor, any Stockholder or any of their Subsidiaries) in their Non-Real Estate Private Equity Business.

“Agreement” means this Amended and Restated Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” means the date of the closing of the Mergers.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished on or after January 31, 2017, by or on behalf of the Company or its designated representatives to a Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Stockholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Stockholder or its designated representatives or was in the possession of a Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided that the source of such information was not actually known by such Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Stockholder or its designated representatives is required, in the good faith determination of such Stockholder or designated representative, to disclose by applicable law, regulation or legal process, provided that such Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Existing Stockholders Agreement” has the meaning set forth in the Preamble.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investment Fund” means any investment fund, investment vehicle, holding company or other account that is, directly or indirectly, managed or advised by the Advisor, any Stockholder or any of their respective affiliates.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Mergers” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Non-Real Estate Private Equity Business” means any business or investment of The Blackstone Group L.P. and its affiliates distinct from the real estate private equity business of The Blackstone Group L.P. and its affiliates; provided, that such business or investment shall not be deemed to be distinct from such real estate private equity business if and at such time that (a) any Confidential Information with respect to the Company or its subsidiaries is made available to investment professionals of The Blackstone Group L.P. or its affiliates who are not involved in the real estate private equity business of The Blackstone Group L.P. and its affiliates and who are involved in such other business or investment or (b) the Advisor, any Stockholder or any of their Subsidiaries directs any such business or investment to take any action, to the extent that such action would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be the Advisor or a Stockholder hereunder.

“NYSE” means the New York Stock Exchange, or successor thereto.

“Operating Partnership” has the meaning set forth in the Recitals.

“Partnership Merger” has the meaning set forth in the Recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority.

“Plan Asset Regulation” has the meaning set forth in Section 3.3.

“REIT Merger” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers and financial advisors.

“Standstill Period” has the meaning set forth in Section 4.1(a).

“Starwood Waypoint” has the meaning set forth in the Recitals.

“Starwood Waypoint LP” has the meaning set forth in the Recitals.

“Stockholder Designator” means the Stockholder, or any group of Stockholders collectively, then holding a majority of the outstanding Common Stock held by all Stockholders.

“Stockholder Designee” has the meaning set forth in Section 2.1(b).

“Stockholder Entities” means the Stockholders and their Affiliates and their respective successors.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board, which as of the date hereof equals 11.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security (it being understood that, other than in connection with Section 3.3(c), no Transfer shall be deemed to be made by a Stockholder solely as a result of direct or indirect transfers of equity interests in such Stockholder so long as (i) The Blackstone Group L.P. and its affiliates retain sole voting control over such Stockholder following any such direct or indirect transfer and (ii) such direct or indirect transfer shall not require any public report or filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of any equity securities of the Company, on a combined basis, by The Blackstone Group L.P. and its affiliates). When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the Stockholder Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, following the election of any Directors and taking into account any Director continuing to serve as such without the need for re-election, the number of Stockholder Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Stockholders collectively Beneficially Own at least 30% of the outstanding Common Stock as of the record date for such meeting, three; (ii) if the Stockholders collectively Beneficially Own at least 20% (but less than 30%) of the outstanding Common Stock as of the record date for such meeting, two; and (iii) if the Stockholders collectively Beneficially Own at least 5% (but less than 20%) of the outstanding Common Stock as of the record date for such meeting, one.

(b) If at any time the Stockholder Designator has designated fewer than the total number of individuals that the Stockholder Designator is then entitled to designate pursuant to Section 2.1(a), the Stockholder Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to as soon as possible (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Stockholder Designator shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Stockholder Designee.”

(c) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Stockholder Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Stockholder Designator, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(d) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof, in each case except to the extent the Company reasonably determines that the election of such designee (other than a designee who is an employee of or advisor to The Blackstone Group L.P. or its affiliates or their respective businesses, with respect to each of which this exception shall not apply) would reasonably be expected to cause reputational damage to the Company or its Subsidiaries or would otherwise reasonably be expected to be materially detrimental to the Company and its Subsidiaries. In the event that any Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Stockholder Designee (or a new designee of the Stockholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(e) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the charter or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, (i) any increase or decrease to the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock), (ii) any adoption, amendment or other modification to any qualifications of a director or member of a committee or subcommittee to be imposed upon a Stockholder Designee, other than those required by the governing documents of the Company as of the date hereof or those generally applicable to all directors and (iii) any amendment, repeal, supplement or other modification to Section 5.9 of the certificate of incorporation of the Company or Section 3(c) of Article II of the bylaws of the Company, and any adoption of any provision inconsistent therewith, shall, in each case, require the prior written consent of the Stockholder Designator, delivered in accordance with Section 5.13 of this Agreement and the Company shall oppose and cause the Board to recommend against any stockholder proposal to increase the size of the Board. For any meeting (or consent in lieu of meeting) of the Company’s stockholders for the election of members of the Board, the Board (or the Nominating and Corporate Governance Committee thereof) shall not nominate, in the aggregate, a number of nominees greater than the Total Number of Directors.

2.2 Compensation. Except to the extent the Stockholder Designator may otherwise notify the Company, the Stockholder Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, provided that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Stockholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Stockholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Stockholder Designee) shall be paid to a Stockholder or an Affiliate thereof specified by such Stockholder Designee rather than to such Stockholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Stockholder Designees shall not be subject to such policy.

2.3 Other Rights of Stockholder Designees. Except as provided in Section 2.2, each Stockholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the charter and bylaws of the Company, applicable law or otherwise.

2.4 Committee Representation Rights. For so long as the Stockholders collectively Beneficially Own at least 20% of the outstanding shares of Common Stock, subject to the satisfaction by the applicable Stockholder Designee of the independence requirements of Rule 10A-3 of the Exchange Act and the requirements to qualify as an “independent director” under the rules of the NYSE, to the extent such requirements are applicable to such committee or subcommittee and, in the absence of the satisfaction of such requirements by the applicable Stockholder Designee that would become a member of such committee or subcommittee, such committee or subcommittee would fail to satisfy such requirements, the Company shall, if requested in writing by the Stockholder Designator, promptly appoint (and/or remove or replace) one (1) Stockholder Designee then serving on the Board, selected by the Stockholder Designator, to serve on each committee and/or subcommittee of the Board (and for the avoidance of doubt, the Stockholder Designator may select different Stockholder Designees to serve on different committees or subcommittees of the Board and may, upon written notice to the Company, modify such selections which shall be promptly effected by the Company) other than any committee or subcommittee formed for the purpose of evaluating or negotiating any transaction with Stockholder Designator or any of its Affiliates.

2.5 Breach. Any action or inaction by the Board that would be a breach of this Agreement shall be deemed a breach by the Company of its obligations hereunder.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, permit the Stockholder Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Stockholder Entities without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Stockholder Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Stockholder Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Stockholder Entities without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Stockholder Entity that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any the rights provided to the Stockholder Entities hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege;

provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this clause (i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so, provided however, that this right to consult must be exercised within five (5) days after the Company informs the VCOC Investor of the proposed corporate action, and provided further that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation, provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Stockholder Entity will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any the rights provided to the Stockholder Entities hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver, and cause the Operating Partnership, as its general partner, to furnish and deliver, a letter covering the matters set forth in subsections (a), (b), (c) and (d) above in a form and substance satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Stockholder Entity, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Stockholder Entity under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Stockholder and its designated representatives may disclose Confidential Information to the other Stockholders, to the Stockholder Designees and to (a) their respective attorneys, accountants, consultants, insurers and other advisors in connection with such Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock, as long as such Person has agreed to maintain the confidentiality of such Confidential Information, (c) any of such Stockholder’s Affiliates or Investment Funds or their respective partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Stockholder’s “designated representatives”) (d) to comply with applicable law or legal or regulatory process or any request by or from a governmental or regulatory authority, to the extent that such Stockholder or representative has received advice from its counsel (including in-house counsel) that it is required to do so; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including, to the extent reasonably practicable and permitted by applicable law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company (and at its sole cost and expense), assisting the Company in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that such Stockholder or representative uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable governmental or regulatory authority or as is, based on the written advice of its counsel (including in-house counsel), required to comply with applicable law or legal or regulatory process or (e) as the Company may otherwise consent in writing; provided, further, however, that each Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Stockholder’s designated representatives.

3.5 Information Sharing; Other Information Rights. Each party hereto acknowledges and agrees that Stockholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Stockholder and their respective designated representatives (subject to such Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4). Notwithstanding anything to the contrary in this Article III, the Stockholders shall have the right to waive its right to receive information and/or access under this Article III for such period of time as such Stockholder may specify and, upon receipt of written notice of such waiver, the Company agrees to no longer provide the Stockholder with information and/or access for the duration of the period so specified.

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Standstill.

(a) Each Stockholder and the Advisor agrees that during the period beginning on the date of this Agreement and ending on the date this Agreement is terminated in accordance with Section 5.1 (such period, the “Standstill Period”), without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of any additional equity securities of the Company, including its Common Stock, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than Common Stock issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction of Common Stock). During the Standstill Period, without the prior written consent of the Company, each Stockholder and the Advisor agrees it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, directly or indirectly:

(i) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any Subsidiary or division of the Company, or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii) tender into a tender or exchange offer (other than a tender or exchange offer for all of the outstanding shares of Common Stock whereby all shareholders are offered the same per share consideration) commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, such Stockholder shall withdraw any such tendered or exchanged securities prior to the expiration of such tender or exchange offer);

(iii) (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Stockholders or any of their Affiliates), (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any Common Stock (other than, (A) in connection with satisfying the Stockholders obligations under Section 4.1(b) or (B) in each case, in a manner that is not inconsistent with the Board’s recommendation in connection with such matter) or other equity securities of the Company;

(iv) form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Stockholders and their Affiliates;

(v) disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the charter or bylaws of the Company, other than to the Company or the Board or their Representatives (it being understood that this clause (v) shall not prohibit any Stockholder from voting any securities of the Company in its sole discretion, but subject to Section 4.1(b));

(vi) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to the Company of a Stockholder Designee in accordance with Section 2.1) or any other action by, the stockholders of the Company;

(vii) seek to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership;

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other Persons in connection with any of the foregoing; or

(x) request the Company to amend or waive any provision of this Section 4.1 (including this clause (x));

provided, that the restrictions set forth in this Section 4.1(a) (x) shall not be deemed to restrict any actions taken by any Stockholder Designee serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Stockholders or any of their Affiliates or Representatives to prepare any Stockholder Designee to act in such capacity, (y) shall not prevent a Stockholder from directly or indirectly transferring its equity securities of the Company to any of its affiliates or Investment Funds, in each case that agrees to be bound to the terms of this Agreement as a Stockholder, and (z) shall not prohibit, limit or otherwise restrict in any way the ownership, acquisition, transfer, investment, sale, disposition or any other action or omission with respect to debt securities of the Company or its Subsidiaries to the extent not convertible into equity securities of the Company or its Subsidiaries.

(b) During the Standstill Period, each Stockholder shall cause all Common Stock held by such Stockholder to be voted in person or by proxy in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes the applicable number (and identity) of Stockholder Designees and otherwise complies with this Agreement, except to the extent Stockholder Designator reasonably determines that the election of any such director would reasonably be expected to cause reputational damage to the Company or its Subsidiaries or to Stockholder Designator or its Affiliates or would otherwise reasonably be expected to be materially detrimental to the Company and its Subsidiaries.

4.2 Ownership Limits. The Board has granted the Stockholder Entities an exemption from the Common Stock Ownership Limit and Aggregate Stock Ownership Limit set forth in Article VII of the charter of the Company.

4.3 Pledges. Upon the request of any Stockholder Entity that wishes to pledge, hypothecate or grant security interests in any or all of the Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to cooperate with each such Stockholder Entity in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

4.4 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Stockholders that provides the Stockholder Entities with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.5 Transfer of Shares. Upon the effectiveness of this Agreement and for thirty (30) days following the Closing Date, except as otherwise expressly provided herein (including pursuant to this Section 4.5 and Section 5.4(c)), each Stockholder shall not, and shall cause each of its Subsidiaries not to Transfer any Common Stock owned by such Stockholder (except for any such liens, encumbrances or other restrictions arising hereunder or under the Existing Agreement and any applicable restrictions on transfer under the Securities Act); provided, that, for the avoidance of doubt, the foregoing shall not restrict any Stockholder from taking any action in preparation of a Transfer to be effected following such 30-day period, including filing, or causing the filing of, any document with the Securities and Exchange Commission. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Common Stock shall occur (including, but not limited to, a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Common Stock subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date. The transfer of Common Stock from beneficial to record ownership (or vice versa) and any change in brokers or record ownership that does not change beneficial ownership shall not be deemed a “Transfer”.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. Except for Section 3.3 and subject to Section 5.14, this Agreement shall terminate on the earlier of (x) such time as the Stockholder Designator is no longer entitled to designate a Director pursuant to Section 2.1(a) and (y) such time as the Stockholders collectively Beneficially Own 10% or less of the outstanding Common Stock and the Stockholder Designator irrevocably waives its right to designate any Directors under this Agreement. The VCOC Investors shall advise the Company when they collectively first cease to beneficially own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally, sent by facsimile (receipt confirmed), and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

Attention: Mark A. Solls, Esq.

Each Stockholder’s address is:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention: Robert G. Harper

Fax: (212) 583-5749

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto; provided, however, that this Agreement shall not be amended without the prior written consent of Starwood Waypoint before the earlier of (i) the REIT Merger and (ii) the termination of the Merger Agreement. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4 Further Assurances.

(a) The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholders or any Stockholder Entity being deprived of the rights contemplated by this Agreement.

(b) The Company and the Board shall take or cause to be taken all lawful action necessary to ensure at all times that the certificate of incorporation, bylaws, committee charters, corporate governance guidelines, director qualification standards and all Company rules, policies and guidelines applicable to directors are consistent in all respects with the provisions of this Agreement.

(c) Notwithstanding anything else to the contrary, the transactions described by the Company on the Form 8-K filed on April 28, 2017 or any of the transactions contemplated thereby shall be deemed not to violate any representation, warranty, agreement or covenant set forth in this Agreement and nothing in this Agreement shall prohibit, limit or otherwise restrict in any way the existence of those transactions or the pledges contemplated thereby, the incurrence of indebtedness thereunder, any Transfer upon foreclosure thereunder, any amendment to such transactions or replacement of such transactions with similar transactions or any other action or omission contemplated thereby.

5.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Stockholder may assign its rights and obligations under this Agreement, in whole or in part, to any affiliate or Investment Fund, so long as such Person, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to be become a party to and to be bound by this Agreement as a Stockholder hereunder, whereupon such Person shall be deemed a “Stockholder” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article III, Article IV and Article V with respect to any Stockholder Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto, except that Starwood Waypoint is an intended third-party beneficiary of Section 5.3 and shall have the right to enforce such section in accordance with its terms.

5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof.

5.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Maryland or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 Effectiveness; Termination. This Agreement shall become effective upon the effective time of the Mergers. Notwithstanding anything in this Agreement to the contrary, the Existing Stockholders Agreement shall remain in effect until the effective time of the Mergers (and upon the effective time of the Mergers shall be amended and restated in its entirety by this Agreement). In the event the Merger Agreement is terminated for any reason, this Agreement shall automatically terminate and be null and void and the Existing Stockholders Agreement shall remain in effect without any amendments or modifications thereto.

5.15 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President and Chief Legal Officer

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

IH1 HOLDCO L.P. By: IH1 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH2-A HOLDCO L.P. By: IH2-A Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH PP HOLDCO L.P. By: IH PP Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH3 HOLDCO L.P. By: IH3 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

[Signature Page to Stockholders Agreement]

IH4 HOLDCO L.P. By: IH4 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH5 HOLDCO L.P. By: IH5 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH6 HOLDCO L.P. By: IH6 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

[Signature Page to Stockholders Agreement]

ADVISOR:

BLACKSTONE REAL ESTATE ADVISORS L.P., solely for purposes of Section 4.1 By: BRE Advisors VI L.L.C., its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Senior Managing Director

[Signature Page to Stockholders Agreement]